Exhibit (r)(1)

JPMORGAN PRIVATE MARKETS FUND

CODE OF ETHICS

A. Legal Requirements.

Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”) makes it unlawful for any officer or trustee (as well as other access persons) of the JPMorgan Private Markets Fund (the “Fund”) in connection with the purchase or sale1 by such person of a security “held or to be acquired” by the Fund:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

A security is “held or to be acquired” if it is a covered security (or an option for or exchangeable for a covered security)2 and within the most recent 15 days (i) the covered security is or has been held by the Fund, or (ii) the covered security is being or has been considered by the Fund or the investment adviser for the Fund for purchase by the Fund.

B. Fund Policies.

1.    It is the policy of the Fund that no “access person”3 of the Fund shall engage in any act, practice or course or conduct that would violate the provisions of Rule 17j-1(b) set forth above.

[1]	A purchase or sale includes the writing of an option to purchase or sell.
[2]

A “covered security” is any security under the broad definition of Section 2(a)(36) of the Act except: (i) direct obligations of the United States government, (ii) bankers’ acceptances, bank CDs, commercial paper, and high quality short-term debt instruments (including repurchase agreements), and (iii) shares of open-end investment companies, other than non-money market shares issued by the Fund.

[3]

An “access person” is (i) each trustee or officer of the Fund, (ii) each employee (if any) of the Fund who, in connection with his regular duties, makes, participates in, or obtains information about the purchase or sale of a covered security by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of covered securities.

2.    In keeping with the recommendations of the Board of Governors of the Investment Company Institute, the following general policies shall govern personal investment activities of access persons of the Fund:

(a)    It is the duty of all access persons of the Fund to place the interest of Fund shareholders first;

(b)    All access persons of the Fund shall conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and

(c)    No access person of the Fund shall take inappropriate advantage of his or her position with the Fund.

C. Reporting Requirements.4

In order to provide the Fund with information to enable it to determine with reasonable assurance whether the Fund’s policies are being observed by its access persons:

(a) Each person becoming an access person of the Fund, other than a trustee who is not an “interested person” of the Fund (as defined in the Act), shall no later than 10 days after becoming such an access person submit a report in the form attached hereto as Exhibit A (an “Initial Holdings Report”) to the Fund’s Chief Compliance Officer or his/her delegate (“CCO”) showing all holdings in “covered securities” in which the person had any direct or indirect beneficial ownership5 (which information must be current as of a date

[4]

An access person of the Fund who is also an access person of an investment adviser or sub-adviser to the Fund need not submit reports otherwise required by this Section C provided that either (i) such person submits to such investment adviser or sub-adviser forms prescribed by the Code of Ethics of such adviser or sub-adviser containing substantially the same information as called for in the forms required by this Section C, or (ii) the information in such report would duplicate information required to be recorded under Rule 204-2(a)(13) under the Investment Advisers Act of 1940. An access person of the Fund who is also an access person of the Fund’s principal underwriter need not submit reports otherwise required by this Section C provided that such person submits to the principal underwriter forms prescribed by the Code of Ethics of such principal underwriter containing substantially the same information as called for in the forms required by this Section C. An access person of the Fund who is also an access person of the Fund’s administrator may submit reports required by this Section C on forms prescribed by the Code of Ethics of such administrator provided that such forms contain substantially the same information as called for in the forms required by this Section C and comply with the requirements of Rule 17j-1(d)(1). Moreover, in the case of reports under paragraph (b) of this Section C, any access person may supply to the Fund in lieu of such reports with duplicate copies of broker trade confirmations or account statements with respect to the access person provided such confirmations and/or account statements are: (i) received by the Fund within the time period and (ii) contain all the information required by paragraph (b) of Section C. No Trustee is required to file a report if the sole purpose for doing so would be to indicate the absence of reportable transactions in covered securities during the relevant period.

[5]

“Beneficial ownership” of a security as used in this Section C is determined in the same manner as it would be for the purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all covered securities. Generally, a person should consider himself the beneficial owner of covered securities held by his spouse, his minor children, a relative who shares his home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains from such covered securities benefits substantially equivalent to those of ownership. He should also consider himself the beneficial owner of securities if he can vest or revest title in himself now or in the future.

no more than 45 days prior to the date the person becomes an access person). Such Initial Holdings Report shall also indicate all broker/dealers and banks with which the access person held direct or indirect ownership of securities. Such reports need not show holdings over which such person had no direct or indirect influence or control.

(b) Each access person of the Fund, other than a trustee who is not an “interested person” of the Fund (as defined in the Act), shall submit reports each quarter in the form attached hereto as Exhibit B (a “Securities Transaction Report”) to the Fund’s CCO showing all transactions in “covered securities” in which the person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership. Such reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

(c) Each trustee who is not an “interested person” of the Fund (as defined in the Act) shall submit the same quarterly report as required under paragraph (b), but only for a transaction in a covered security where he knew at the time of the transaction or, in the ordinary course of fulfilling his official duties as a trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction such security is or was purchased or sold, or considered for purchase or sale, by the Fund; provided that, because monitoring the publication of a Fund’s portfolio holdings is not construed to be within the ordinary course of fulfilling the duties of a trustee, the publication or availability of a Fund’s portfolio holdings shall not be construed to impart actual of constructive knowledge of the Fund’s portfolio transactions on a trustee. No report is required if the trustee had no direct or indirect influence or control (e.g., automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts and money market sweep accounts).

(d) Each access person of the Fund, other than a trustee who is not an “interested person” (as defined in the Act), shall by January 10 of each year submit to the Fund’s CCO a report in the form attached hereto as Exhibit A (an “Annual Holdings Report”) showing all holdings in covered securities in which the person had any direct or indirect beneficial ownership as of a date no more than 45 days before the report is submitted. Such report need not show holdings over which such person had no direct or indirect influence or control.

D. Preclearance Procedures.

Investment personnel of the Fund shall obtain approval from the Fund’s CCO or the relevant investment adviser or sub-adviser (if applicable) before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.6

E. Notice to, and Review of, Holdings Reports by Access Persons.

1. The CCO shall notify each access person of the Fund who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

2. The CCO shall review reports submitted under Section C of this Code within 21 days of submission.

3. The CCO shall establish and maintain records of access persons of the Fund who are required to make reports under Section C of this Code and shall establish and maintain records of any delegate responsible for reviewing such reports.

F. Reports to Trustees.

1. The Chief Executive Officer of the Fund or his or her delegate shall report to the Board of Trustees:

(a) at the next meeting following the receipt of any Securities Transaction Report with respect to each reported transaction in a security which was held or acquired by the Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the Secretary, the Fund, or the respective investment adviser or sub-adviser for the Fund, was considering the purchase or sale of such security, unless the amount involved in the transaction was less than $50,000;

(b) with respect to any transaction or holdings not required to be reported to the Board by the operation of subparagraph (a) that the Chief Executive Officer of the Fund or his or her delegate believes nonetheless may evidence a violation of this Code; and

(c) any apparent violation of the reporting requirements of Section C of this Code.

[6]

“Investment personnel of the Fund” means (i) any employee of the Fund (or of a company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, and (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities. “Initial public offering” and “limited offering” shall have the same meaning as set forth in Rule 17j-1(a)(6) and (8), respectively.

2. The Board shall consider reports made to it hereunder and shall determine whether the policies established in section B of this Code have been violated, and what sanctions, if any, should be imposed.

G. Approval of Codes and Material Amendments Thereto.

1. The Board of Trustees of the Fund, including a majority of the independent Trustees thereof, shall approve the Codes of Ethics of the Fund, of any principal underwriter of the Fund, and of each investment adviser and sub-adviser to the Fund. No principal underwriter of the Fund or investment adviser to the Fund may be appointed unless and until the Code of Ethics of that entity has been approved by the Board of Trustees of the Fund, including a majority of the independent Trustees thereof. Following initial approval of the Code of Ethics of any principal underwriter of the Fund or any investment adviser or sub-adviser to the Fund, any material change to such Code must be approved by the Board of Trustees of the Fund, including a majority of the independent Trustees thereof, within six months of said amendment. No amendment of this Code may be made unless and until approved by the Board of Trustees of the Fund, including a majority of the independent Trustees thereof.

2. In approving this Code of Ethics, the Board of Trustees of the Fund shall have secured a certificate from the Fund that adopted the Code that it has adopted procedures reasonably necessary to prevent its access persons from violating the Code.

H. Annual Report

The Fund, any principal underwriter thereof, and any investment adviser or sub-adviser to the Fund shall, not less frequently than annually, furnish the Board of Trustees of the Fund with a written report that:

1.

describes any issues arising under its Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response, and

2.

certifies that the Fund, principal underwriter, or investment adviser or sub-adviser, as applicable, has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Ethics.

This Code, a copy of each Securities Transaction and Holdings Report by an access person, any written report hereunder by the Chief Executive Officer of the Fund or his or her delegate, and lists of all persons required to make reports shall be preserved with the Fund’s records for the period required by Rule 17j-1.

Date last revised: [    ], 2023.

Exhibit A

Holdings Report

☐	Initial Holdings Report of , 200

(date a reporting person became an access person)

☐	Annual Holdings Report as of , 200

(date not more than 45 days prior to submission)

I.	To the Chief Executive Officer or Chief Executive Officer’s delegate of the Fund:

☐	As of the above date, I had direct or indirect beneficial ownership of the following covered securities:

Title	Number of Shares	Principal Amount of Security

☐	I have no covered securities to report.

II.        As of that same date, I held direct or indirect beneficial ownership of securities with the following broker/dealer(s) or bank(s) (note: list accounts, not securities)

☐	I have no accounts to report.

This report (i) excludes securities with respect to which I had no direct or indirect influence or control, including investments through an automatic investment plan, (ii) excludes securities not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

JPMorgan Private Markets Fund

Exhibit B

Securities Transaction Report

For the Calendar Quarter Ended:             , 200

To the Chief Executive Officer or Chief Executive Officer’s delegate of the Fund:

I.      ☐       During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Fund’s Code of Ethics:

Title of Security (and interest rate and maturity date, if applicable)	Date of Transaction	No. of Shares and Principal Dollar Amount of Transaction (Price)	Nature of Transaction (Purchase, Sale, Other)	Price at Which Transaction Effected	Broker/ Dealer or Bank Through Whom Effected

☐	I have no securities transactions to report.

II.      ☐       During the quarter referred to above, I established the following account in which securities were held for my direct or indirect benefit during the quarter (note: list accounts, not securities):

Broker/Dealer or Bank With Whom Account Established	Date the Account Was Established

☐	I have no accounts to report.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, including investments through an automatic investment plan, (ii) excludes transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

JPMorgan Private Markets Fund